Exhibit 99.2

Neal Goldner
Investor Relations
Marriott Vacations Worldwide
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney / Jacqueline Ader-Grob
Corporate Communications
Marriott Vacations Worldwide
407.206.6278 / 407.513.6950
Ed.Kinney@mvwc.com /
Jacqueline.ader-grob@mvwc.com
Marriott Vacations Worldwide Corporation Disposes of Excess Parcels
ORLANDO, Fla. – December 19, 2019 – Marriott Vacations Worldwide (NYSE: VAC) announced today that it has closed the sale of excess parcels in Cancun, Mexico and Avon, Colorado for more than $60 million as part of its strategic decision to reduce holdings in markets where it has excess supply.
“This is the first step in our strategy to dispose of $160 million to $220 million of non-strategic assets, which we announced during our recent investor day,” said John Geller, executive vice president and chief financial and administrative officer.
The Company expects to report a gain from the sales, which will be excluded from its 2019 Adjusted EBITDA, and cash proceeds will be excluded from its Adjusted Free Cash Flow.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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